Exhibit 99.1

News Release
Pentair Reports Strong Second Quarter 2023 Results
•Sales of $1.1 billion, up 2 percent compared to sales for the same period last year.
•Operating income increased 9 percent to $209 million reflecting ROS of 19.3 percent, an increase of 140 basis points when compared to second quarter of 2022; on an adjusted basis, ROS expanded 230 basis points to 21.6 percent.
•GAAP EPS from continuing operations increased 1 percent to $0.93 compared to the same period last year and adjusted EPS rose 1 percent to $1.03 compared to the same period last year.
•Net cash provided by operating activities of continuing operations was $447 million, an increase of $139 million compared to the same period last year and free cash flow provided by continuing operations for the quarter was $433 million, an increase of $144 million compared to the same period last year.
•The company increases its full year 2023 GAAP EPS guidance to approximately $3.27 to $3.37 and on an adjusted basis to approximately $3.65 to $3.75.
Reconciliations of GAAP to Non-GAAP measures are in the attached financial tables.
LONDON, United Kingdom — July 27, 2023 — Pentair plc (NYSE: PNR), a leader in helping the world sustainably move, improve and enjoy water, life’s most essential resource, today announced second quarter 2023 sales of $1.1 billion. Sales were up 2 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales declined 7 percent in the second quarter. Second quarter 2023 earnings per diluted share from continuing operations (“EPS”) were $0.93 compared to $0.92 in the second quarter of 2022. On an adjusted basis, the company reported second quarter 2023 EPS of $1.03 compared to $1.02 in the second quarter of 2022. Segment income, adjusted net income, free cash flow and adjusted EPS are described in the attached schedules.
John L. Stauch, Pentair’s President and Chief Executive Officer commented: “Our diversified water portfolio delivered another strong quarter with margin expansion across all three segments. Second quarter results exceeded our expectations resulting in an increase to our full year EPS guidance. Growth in our Industrial and Flow Technologies and Water Solutions segments more than offset expected volume declines in our Pool segment. Additionally, Transformation initiatives continued to drive greater efficiencies across all three segments through pricing and sourcing while cost actions to right-size for lower Pool volumes also contributed to expanded margin.”
“We remain confident that our strategy and resilient portfolio are driving sustainable growth, profitability and strong free cash flow. In the second quarter, we generated free cash flow of $433 million and significantly paid down debt. We are equally as excited about the Transformation initiatives that have taken hold this year with the compounding effects as each new wave within pricing, sourcing, operational excellence and organizational effectiveness is implemented. We are also encouraged by our innovation pipeline and how we can Make Better Essential through our products and solutions, for people and our planet by helping our customers move, improve and enjoy water.”
Second quarter 2023 operating income was $209 million, up 9 percent compared to operating income for the second quarter of 2022, and return on sales (“ROS”) was 19.3 percent, an increase of 140 basis points when compared to the second quarter of 2022. On an adjusted basis, the company reported segment income of $234 million for the second quarter of 2023, up 14 percent compared to segment income for the second quarter of 2022, and ROS was 21.6 percent, an increase of 230 basis points when compared to the second quarter of 2022.
Industrial & Flow Technologies sales were up 9 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales grew 9 percent in the second quarter. Segment income of $75 million was up 27 percent compared to the second quarter of 2022, and ROS was 18.2 percent, an increase of 250 basis points when compared to the second quarter of 2022.
Water Solutions sales were up 51 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales grew 9 percent in the second quarter. Segment income of $75 million was up 130 percent compared to the second quarter of 2022, and ROS was 22.2 percent, an increase of 760 basis points when compared to the second quarter of 2022.
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Pool sales were down 28 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales declined 28 percent in the second quarter. Segment income of $105 million was down 23 percent compared to the second quarter of 2022, and ROS was 31.4 percent, an increase of 190 basis points when compared to the second quarter of 2022.
Net cash provided by operating activities of continuing operations was $447 million for the quarter compared to $308 million in the second quarter of 2022 and free cash flow provided by continuing operations for the quarter was $433 million compared to $288 million in the second quarter of 2022.
Pentair paid a regular cash dividend of $0.22 per share in the second quarter of 2023. Pentair previously announced on May 8, 2023 that it will pay a regular quarterly cash dividend of $0.22 per share on August 4, 2023 to shareholders of record at the close of business on July 21, 2023. This year marks the 47th consecutive year that Pentair has increased its dividend.
OUTLOOK
Mr. Stauch concluded, “We are increasing our EPS guidance reflecting a strong first half of 2023 driven by the diversification of our smart, sustainable water business and long-term strategy while recognizing that we continue to operate in a challenging macroeconomic environment with higher interest rates and inflation. While we continue to expect 2023 to be a softer year for our Pool sales due to lower demand in new pools and channel inventory correction, we believe the power of our diversified portfolio demonstrates that we can drive sustained growth and profitability. We believe Pool remains a very attractive segment led by migration to sunbelt states, automation of existing pools and energy efficient and more sustainable product offerings. I would also like to add that we are very proud of our Pentair team who has demonstrated resilience and fortitude to continuously deliver for our customers and shareholders throughout very unusual operating conditions.”
The company increases its estimated 2023 GAAP EPS from continuing operations to approximately $3.27 to $3.37 and on an adjusted EPS basis to approximately $3.65 to $3.75. The company maintained full year 2023 sales guidance to be down approximately 2 percent to flat on a reported basis. The company expects full year free cash flow to approximate 100 percent of net income.
In addition, the company introduces third quarter 2023 GAAP EPS from continuing operations guidance of approximately $0.77 to $0.82 and on an adjusted EPS basis of approximately $0.84 to $0.89. The company expects third quarter sales to be down approximately 7 percent on a reported basis compared to the third quarter of 2022.

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EARNINGS CONFERENCE CALL
Pentair President and Chief Executive Officer John L. Stauch and Chief Financial Officer Robert P. Fishman will discuss the company’s second quarter 2023 results on a conference call with investors at 9:00 a.m. Eastern today. A live audio webcast of the call, along with the related presentation, can be accessed in the Investor Relations section of the Company’s website, www.pentair.com, shortly before the call begins.
Reconciliations of non-GAAP financial measures are set forth in the attachments to this release and in the presentations, each of which can be found on Pentair’s website. The webcast and presentations will be archived at the Company’s website following the conclusion of the event.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “could,” “positioned,” “strategy,” or “future” or words, phrases, or terms of similar substance or the negative thereof are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the overall global economic and business conditions impacting our business, including the strength of housing and related markets and conditions relating to the conflict between Russia and Ukraine and related sanctions; supply, demand, logistics, competition and pricing pressures related to and in the markets we serve; the ability to achieve the benefits of our restructuring plans, cost reduction initiatives and Transformation Program; the impact of raw material, logistics and labor costs and other inflation; volatility in currency exchange rates and interest rates; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; risks associated with operating foreign businesses; the impact of seasonality of sales and weather conditions; our ability to comply with laws and regulations; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits or impact trade agreements and tariffs; the outcome of litigation and governmental proceedings; and the ability to achieve our long-term strategic operating and ESG goals. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2022. All forward-looking statements, including all financial forecasts, speak only as of the date of this release. Pentair assumes no obligation, and disclaims any obligation, to update the information contained in this release.

ABOUT PENTAIR PLC
At Pentair, we help the world sustainably move, improve, and enjoy water, life’s most essential resource. From our residential and commercial water solutions, to industrial water management and everything in between, Pentair is focused on smart, sustainable water solutions that help our planet and people thrive.
Pentair had revenue in 2022 of approximately $4.1 billion, and trades under the ticker symbol PNR. With approximately 11,250 global employees serving customers in more than 150 countries, we work to help improve lives and the environment around the world. To learn more, visit www.pentair.com.

PENTAIR CONTACTS

Shelly Hubbard	Rebecca Osborn
Vice President, Investor Relations	Senior Manager, External Communications
Direct: 763-656-5575	Direct: 763-656-5589
Email: shelly.hubbard@pentair.com	Email: rebecca.osborn@pentair.com
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Pentair plc and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended		Six months ended
In millions, except per-share data	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net sales	$1,082.5	$1,064.2	$2,111.1	$2,063.8
Cost of goods sold	683.0	704.7	1,329.8	1,372.1
Gross profit	399.5	359.5	781.3	691.7
% of net sales	36.9%	33.8%	37.0%	33.5%
Selling, general and administrative expenses	165.1	145.6	338.4	309.7
% of net sales	15.3%	13.7%	16.0%	15.0%
Research and development expenses	25.9	23.1	50.8	45.4
% of net sales	2.4%	2.2%	2.4%	2.2%
Operating income	208.5	190.8	392.1	336.6
% of net sales	19.3%	17.9%	18.6%	16.3%
Other (income) expense
Other (income) expense	(4.8)	0.1	(4.1)	0.2
Net interest expense	31.8	9.2	64.2	14.9
% of net sales	2.9%	0.9%	3.0%	0.7%
Income from continuing operations before income taxes	181.5	181.5	332.0	321.5
Provision for income taxes	27.3	28.5	49.3	50.0
Effective tax rate	15.0%	15.7%	14.8%	15.6%
Net income from continuing operations	154.2	153.0	282.7	271.5
Loss from discontinued operations, net of tax	(1.3)	(0.1)	(0.1)	(1.0)
Net income	$152.9	$152.9	$282.6	$270.5
Earnings (loss) per ordinary share
Basic
Continuing operations	$0.94	$0.93	$1.71	$1.65
Discontinued operations	(0.01)	—	—	(0.01)
Basic earnings per ordinary share	$0.93	$0.93	$1.71	$1.64
Diluted
Continuing operations	$0.93	$0.92	$1.70	$1.64
Discontinued operations	(0.01)	—	—	(0.01)
Diluted earnings per ordinary share	$0.92	$0.92	$1.70	$1.63
Weighted average ordinary shares outstanding
Basic	165.0	164.8	164.9	165.0
Diluted	166.1	165.5	165.9	166.0
Cash dividends paid per ordinary share	$0.22	$0.21	$0.44	$0.42

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Pentair plc and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	June 30, 2023	December 31, 2022
In millions
Assets
Current assets
Cash and cash equivalents	$141.6	$108.9
Accounts and notes receivable, net	527.2	531.5
Inventories	753.9	790.0
Other current assets	147.3	128.1
Total current assets	1,570.0	1,558.5
Property, plant and equipment, net	349.9	344.5
Other assets
Goodwill	3,265.5	3,252.6
Intangibles, net	1,068.4	1,094.6
Other non-current assets	254.5	197.3
Total other assets	4,588.4	4,544.5
Total assets	$6,508.3	$6,447.5
Liabilities and Equity
Current liabilities
Accounts payable	$329.7	$355.0
Employee compensation and benefits	106.1	106.0
Other current liabilities	624.8	602.1
Total current liabilities	1,060.6	1,063.1
Other liabilities
Long-term debt	2,114.7	2,317.3
Pension and other post-retirement compensation and benefits	69.8	70.8
Deferred tax liabilities	41.8	43.3
Other non-current liabilities	286.1	244.9
Total liabilities	3,573.0	3,739.4
Equity	2,935.3	2,708.1
Total liabilities and equity	$6,508.3	$6,447.5
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Pentair plc and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six months ended
In millions	June 30, 2023	June 30, 2022
Operating activities
Net income	$282.6	$270.5
Loss from discontinued operations, net of tax	0.1	1.0
Adjustments to reconcile net income from continuing operations to net cash provided by (used for) operating activities
Equity income of unconsolidated subsidiaries	(0.8)	(0.9)
Depreciation	29.4	26.5
Amortization	27.7	12.9
Deferred income taxes	(31.9)	(16.9)
Share-based compensation	14.1	13.2
Asset impairment and write-offs	4.4	—
Amortization of bridge financing fees	—	7.7
Gain on sale of assets	(3.4)	(2.3)
Changes in assets and liabilities, net of effects of business acquisitions
Accounts receivable	7.4	31.4
Inventories	33.6	(144.1)
Other current assets	(16.7)	(31.7)
Accounts payable	(25.8)	(10.0)
Employee compensation and benefits	(1.2)	(35.7)
Other current liabilities	22.1	60.4
Other non-current assets and liabilities	(1.5)	(5.7)
Net cash provided by operating activities of continuing operations	340.1	176.3
Net cash used for operating activities of discontinued operations	(1.6)	(1.0)
Net cash provided by operating activities	338.5	175.3
Investing activities
Capital expenditures	(35.4)	(40.1)
Proceeds from sale of property and equipment	5.0	2.9
Settlement of net investment hedges	—	8.8
Acquisitions, net of cash acquired	0.2	(1.4)
Other	4.1	—
Net cash used for investing activities	(26.1)	(29.8)
Financing activities
Net (repayments) borrowings of revolving long-term debt	(204.3)	19.8
Debt issuance costs	—	(8.9)
Shares issued to employees, net of shares withheld	0.8	(5.4)
Repurchases of ordinary shares	—	(50.0)
Dividends paid	(72.5)	(69.5)
Receipts upon the maturity of cross currency swaps	—	0.2
Net cash used for financing activities	(276.0)	(113.8)
Effect of exchange rate changes on cash and cash equivalents	(3.7)	8.9
Change in cash and cash equivalents	32.7	40.6
Cash and cash equivalents, beginning of period	108.9	94.5
Cash and cash equivalents, end of period	$141.6	$135.1

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Pentair plc and Subsidiaries
Reconciliation of the GAAP Operating Activities Cash Flow to the Non-GAAP Free Cash Flow (Unaudited)

	Three months ended	Three months ended	Six months ended
In millions	March 31, 2023	June 30, 2023	June 30, 2023
Net cash (used for) provided by operating activities of continuing operations	$(106.6)	$446.7	$340.1
Capital expenditures	(16.6)	(18.8)	(35.4)
Proceeds from sale of property and equipment	0.2	4.8	5.0
Free cash flow from continuing operations	(123.0)	432.7	309.7
Net cash used for discontinued operations	—	(1.6)	(1.6)
Free cash flow	$(123.0)	$431.1	$308.1

	Three months ended	Three months ended	Six months ended
In millions	March 31, 2022	June 30, 2022	June 30, 2022
Net cash (used for) provided by operating activities of continuing operations	$(131.5)	$307.8	$176.3
Capital expenditures	(17.7)	(22.4)	(40.1)
Proceeds from sale of property and equipment	—	2.9	2.9
Free cash flow from continuing operations	(149.2)	288.3	139.1
Net cash used for discontinued operations	—	(1.0)	(1.0)
Free cash flow	$(149.2)	$287.3	$138.1

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Pentair plc and Subsidiaries
Supplemental Financial Information by Reportable Segment (Unaudited)

	2023			2022
In millions	First Quarter	Second Quarter	Six Months	First Quarter	Second Quarter	Six Months
Net sales
Industrial & Flow Technologies	$391.8	$411.6	$803.4	$358.1	$377.4	$735.5
Water Solutions	272.0	336.2	608.2	205.8	222.2	428.0
Pool	364.3	334.3	698.6	435.4	464.0	899.4
Other	0.5	0.4	0.9	0.3	0.6	0.9
Consolidated	$1,028.6	$1,082.5	$2,111.1	$999.6	$1,064.2	$2,063.8
Segment income (loss)
Industrial & Flow Technologies	$65.0	$74.8	$139.8	$52.2	$59.1	$111.3
Water Solutions	52.4	74.8	127.2	22.2	32.5	54.7
Pool	116.2	105.1	221.3	116.3	136.7	253.0
Other	(22.6)	(20.5)	(43.1)	(18.6)	(22.4)	(41.0)
Consolidated	$211.0	$234.2	$445.2	$172.1	$205.9	$378.0
Return on sales
Industrial & Flow Technologies	16.6%	18.2%	17.4%	14.6%	15.7%	15.1%
Water Solutions	19.3%	22.2%	20.9%	10.8%	14.6%	12.8%
Pool	31.9%	31.4%	31.7%	26.7%	29.5%	28.1%
Consolidated	20.5%	21.6%	21.1%	17.2%	19.3%	18.3%

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Pentair plc and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures for the Year Ending December 31, 2023
Excluding the Effect of Adjustments (Unaudited)

	Actual		Forecast
In millions, except per-share data	First Quarter	Second Quarter	Third Quarter		Full Year
Net sales	$1,028.6	$1,082.5	approx	Down 7%	approx	Down 2% - Flat
Operating income	183.6	208.5	approx	Up 22% - 29%	approx	Up 28% - 31%
% of net sales	17.8%	19.3%
Adjustments:
Restructuring and other	2.9	0.6	approx	—	approx	4
Transformation costs	8.5	6.0	approx	—	approx	15
Intangible amortization	13.8	13.9	approx	14	approx	55
Legal accrual adjustments and settlements	(1.9)	4.1	approx	—	approx	2
Asset impairment and write-offs	3.9	0.5	approx	—	approx	4
Equity income of unconsolidated subsidiaries	0.2	0.6	approx	1	approx	3
Segment income	211.0	234.2	approx	Down 1% - 6%	approx	Up 10% - 12%
Return on sales	20.5%	21.6%
Net income from continuing operations—as reported	128.5	154.2	approx	$127 - $135	approx	$541 - $558
Other income	—	(5.1)	approx	—	approx	$(5)
Adjustments to operating income	27.2	25.1	approx	14	approx	80
Income tax adjustments	(4.6)	(3.1)	approx	(2)	approx	(12)
Net income from continuing operations—as adjusted	$151.1	$171.1	approx	$139 - $147	approx	$604 - $621
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	$0.78	$0.93	approx	$0.77 - $0.82	approx	$3.27 - $3.37
Adjustments	0.13	0.10	approx	0.07	approx	0.38
Diluted earnings per ordinary share—as adjusted	$0.91	$1.03	approx	$0.84 - $0.89	approx	$3.65 - $3.75
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Pentair plc and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures for the Year Ended December 31, 2022
Excluding the Effect of Adjustments (Unaudited)

In millions, except per-share data	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Net sales	$999.6	$1,064.2	$1,055.1	$1,002.9	$4,121.8
Operating income	145.8	190.8	147.1	111.6	595.3
% of net sales	14.6%	17.9%	13.9%	11.1%	14.4%
Adjustments:
Restructuring and other	2.1	1.1	12.5	16.7	32.4
Transformation costs	5.5	5.2	10.1	6.4	27.2
Intangible amortization	6.6	6.3	18.5	21.1	52.5
Legal accrual adjustments and settlements	(0.7)	0.5	—	0.4	0.2
Asset impairment and write-offs	—	—	—	25.6	25.6
Inventory step-up	—	—	5.8	—	5.8
Deal-related costs and expenses	6.4	1.6	13.4	0.8	22.2
Russia business exit impact	5.9	—	(0.8)	(0.4)	4.7
Equity income of unconsolidated subsidiaries	0.5	0.4	0.3	0.6	1.8
Segment income	172.1	205.9	206.9	182.8	767.7
Return on sales	17.2%	19.3%	19.6%	18.2%	18.6%
Net income from continuing operations—as reported	118.5	153.0	115.4	96.3	483.2
Gain on sale of businesses	—	—	(0.2)	—	(0.2)
Pension and other post retirement mark-to-market gain	—	—	—	(17.5)	(17.5)
Amortization of bridge financing fees	2.6	5.1	1.3	—	9.0
Adjustments to operating income	25.8	14.7	59.5	70.6	170.6
Income tax adjustments	(5.4)	(3.8)	(12.3)	(14.4)	(35.9)
Net income from continuing operations—as adjusted	$141.5	$169.0	$163.7	$135.0	$609.2
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	$0.71	$0.92	$0.70	$0.58	$2.92
Adjustments	0.14	0.10	0.29	0.24	0.76
Diluted earnings per ordinary share—as adjusted	$0.85	$1.02	$0.99	$0.82	$3.68
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Pentair plc and Subsidiaries
Reconciliation of Net Sales Growth to Core Net Sales Growth by Segment
For the Quarter Ended June 30, 2023 (Unaudited)

	Q2 Net Sales Growth
	Core	Currency	Acq. / Div.	Total
Total Pentair	(7.0)%	(0.2)%	8.9%	1.7%
Industrial & Flow Technologies	9.1%	—%	—%	9.1%
Water Solutions	9.2%	(0.5)%	42.6%	51.3%
Pool	(27.9)%	(0.1)%	—%	(28.0)%